EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Cross Medical Products, Inc. and Subsidiary (formerly Danninger Medical Technology, Inc. and Subsidiaries) on Form S-8 (file numbers 33-26211, 33-39336, 33-61995, 33-91710 and 333-29063) of our reports dated February 4, 1998 (except for Note 11 to the consolidated financial statements for which the date is February 11, 1998), on our audits of the consolidated financial statements and financial statement schedule of Cross medical Products, Inc. and Subsidiary as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which reports are included in this Annual Report on Form 10-K.

                                        /s/ COOPERS & LYBRAND L.L.P.

Columbus, Ohio
March 27, 1997